Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the SPDR® S&P 500® ETF Trust due December 7, 2020

Term Sheet to Preliminary Pricing Supplement No. 505 dated May 4, 2015

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 5.5 years
Market Measure	SPDR® S&P 500® ETF Trust (the “Fund”)
Pricing Date	May 29, 2015*
Issue Date	June 5, 2015*
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	December 7, 2020*
Starting Price	The fund closing price of the Fund on the pricing date
Ending Price	The fund closing price of the Fund on the calculation day
Capped Value	[155% to 160%] of the original offering price per security ($1,550 to $1,600 per security), to be determined on the pricing date
Threshold Price	80% of the starting price
Participation Rate	150%
Calculation Day	November 30, 2020*
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.62%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	94986RXA4

Investment description

•	Linked to the SPDR® S&P 500® ETF Trust

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. The payment at maturity will reflect the following terms:

o If the value of the Fund increases:

You will receive the original offering price plus 150% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 55% to 60% (to be determined on the pricing date) of the original offering price

o If the value of the Fund decreases but the decrease is not more than 20%:

You will be repaid the original offering price

o If the value of the Fund decreases by more than 20%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 20%

•	Investors may lose up to 80% of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $941.70 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $929.20 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities. Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical capped value of 157.50% or $1,575.00 per $1,000 security (the midpoint of the specified range for the capped value), a participation rate of 150% and a threshold price equal to 80% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$368.76	75.00%	$1,575.00	57.50%	8.41%
$316.08	50.00%	$1,575.00	57.50%	8.41%
$295.01	40.00%	$1,575.00	57.50%	8.41%
$291.50	38.33%	$1,575.00	57.50%	8.41%
$252.86	20.00%	$1,300.00	30.00%	4.82%
$231.79	10.00%	$1,150.00	15.00%	2.55%
$221.26	5.00%	$1,075.00	7.50%	1.32%
$210.72 (2)	0.00%	$1,000.00	0.00%	0.00%
$200.18	-5.00%	$1,000.00	0.00%	0.00%
$189.65	-10.00%	$1,000.00	0.00%	0.00%
$179.11	-15.00%	$1,000.00	0.00%	0.00%
$168.58	-20.00%	$1,000.00	0.00%	0.00%
$166.47	-21.00%	$990.00	-1.00%	-0.18%
$158.04	-25.00%	$950.00	-5.00%	-0.93%
$105.36	-50.00%	$700.00	-30.00%	-6.37%
$52.68	-75.00%	$450.00	-55.00%	-13.97%
$0.00	-100.00%	$200.00	-80.00%	-27.17%

Assumes a hypothetical capped value of 157.50%, or $1,575.00 per security (the midpoint of the specified range of the capped value). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, ending price and capped value.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

$1,000 ×	ending price – starting price	× participation rate	; and
starting price

(ii)	the capped value

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

$1,000 ×	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 80% less, than the original offering price of your securities at maturity.

SPDR® S&P 500® ETF Trust daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2005 to May 1, 2015. The closing price on May 1, 2015 was $210.72. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 80% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:
•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund.
•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Sponsor Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Stated Maturity Date May Be Postponed If The Calculation Date Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
•	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
•	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund.
•	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.
•	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR Trust.

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